Exhibit 99.2

Cambium Learning Group, Inc.

First Quarter 2018 Earnings Conference Call

May 14, 2018

Cambium Learning Group, Inc. – First Quarter 2018 Earnings Conference Call, May 14, 2018

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com

C O R P O R A T E P A R T I C I P A N T S

Scott McWhorter, General Counsel & Corporate Secretary

John Campbell, Chief Executive Officer

Barbara Benson, Chief Financial Officer

P R E S E N T A T I O N

Operator:

Good day, ladies and gentlemen, and welcome to the Cambium Learning Group, Inc. Q1 2018 Earnings conference Call. At this time, all participants are in a listen-only mode. If anyone should require assistance during the conference, please press star, then zero on your touchtone telephone. As a reminder, this conference call is being recorded.

I would now like to turn the conference over to Scott McWhorter, General Counsel and Corporate Secretary of Cambium Learning Group. Sir, you may begin.

Scott McWhorter:

Thank you, and welcome, everyone, to Cambium Learning Group's First Quarter 2018 Earnings Conference Call. I am Scott McWhorter, Cambium's General Counsel. With me today are John Campbell, Cambium's Learning Chief Executive Officer, and Barbara Benson, Chief Financial Officer.

Statements made on this call may contain forward-looking statements that are subject to risks and uncertainties. Please refer to the Safe Harbor statement included in today's press release, as well as Cambium Learning Group's periodic filings with the SEC, for a complete discussion of the risks and uncertainties that could cause actual results to differ materially from those expressed today.

We will be discussing certain non-GAAP financial results, including Adjusted EBITDA and Cash Income. The press release and Form 10-Q issued earlier today contain a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures. Because of the high percentage of amortization expense, deferred revenue, and other non-cash, non-operational items in our reported GAAP income, we report these non-GAAP measures as key performance metrics. Management believes these metrics help portray the underlying trajectory of the business and give you a view of operations from Management's perspective, since these are the metrics used internally to assess performance.

Lastly, as announced in our press release this morning, Cambium Learning Group has initiated a review of strategic alternatives to maximize shareholder value. Such strategic alternatives could include, a sale of the Company or a sale of a division or divisions thereof, a strategic merger, a business combination or continuing as a standalone entity executing on its business plan. The Company has not set a definitive time table for completion of its review of strategic alternatives and there can be no assurances that the process will result in any transaction being announced or completed in the future. The Company does not intend to make any further announcements related to its review unless or until its Board of Directors has approved a specific transaction or otherwise determined that further disclosure is appropriate. As such Management will not comment on this process in today's prepared remarks and as noted in the first quarter 2018 press release we issued this morning we not conduct a question-and-answer session today.

Now, it is my pleasure to turn the call over to John Campbell.

Cambium Learning Group, Inc. – First Quarter 2018 Earnings Conference Call, May 14, 2018

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com

John Campbell:

Thanks, Scott. Good morning, everyone, and thank you for joining us today. I want to thank you for your flexibility with respect to rescheduling of this call from Friday and hope it was not too much of an inconvenience as my voice is much better today.

I will begin by discussing our first quarter performance by segment and then turn it over to Barbara who will walk you through the financials. I will then come back and give you an overview of the VKidz acquisition that we announced today.

Cambium Learning Group is off to a solid start to the year delivering growth in Bookings, revenue and Cash Income compared to last year. While the first quarter of any year is not an indicator of full year performance, as it is low volume compared to the important back to school selling season, we are executing well on building our full year sales pipeline and our strategic development marketing and sales initiatives and are reaffirming our 2018 outlook.

Let's look at our segment's performance. First quarter Bookings for Learning A-Z, the standard bearer of our Digital Solutions strategy, decreased slightly compared to prior year first quarter, a result of the timing of orders. We expect another year of strong growth at Learning A-Z, as demand for Digital Solutions in school districts both in the U.S. and internationally remains strong and as the solutions that we provide have proven to drive student's success.

From a development standpoint our focus remains on making continuous enhancements to our product suite, including new content and ongoing functionality enhancements to empower teachers and make personalized learning easier. Learning A-Z's stellar literacy focused SaaS Solutions are well positioned competitively, particularly with the IMS global conformance certification on the OneRoster V1.0 and V1.1 CSV standards we achieved in the first quarter, and we expect these higher margin Bookings and revenue to continue to grow and contribute meaningfully to our profitability and cash flow.

Our ExploreLearning segment grew first quarter Bookings 10% continuing the strong momentum we have seen in this segment over the past couple of years. On the development side at ExploreLearning, our focus this year is to continue to add to our Gizmos library and to integrate the talented Cogent team who joined us as part of the IS3D acquisition and integrate the Cogent immersive cases into our STEM offerings. We're also continuing our work on the new fractions product that is slated for release in 2019. We continue to expect full year 2018 Bookings growth at ExploreLearning as we reach more students who aim for success in math and science.

At Voyager Sopris Learning, first quarter Bookings increase 12% with solid growth in Language! Live, the segment's digital flagship and high efficacy adolescent intervention solution. We also experienced some positive timing tailwinds for Legacy Print and Transactional Solutions, especially the summer product. Our development focus for 2018 for Voyager Sopris Learning is to support Language! Live's momentum and feed the segment's SaaS Solutions with continuous enhancement and new capabilities every month while maintaining capital expenditures below last year's levels in order to maximize profitability.

The ComputED Gazette recently honored Cambium with 10 Best Educational Software Awards, known as BESSIE Awards, more than any other contender, with eight for Learning A-Z and two for ExploreLearning. This is the fourth consecutive year that Cambium Learning has earned multiple awards which is critically important as a digital solution must re-earn its place every year. In addition, to teachers confirming that our solutions work in the classroom, these awards provide additional industry affirmation of our high quality learning technologies.

Cambium Learning Group, Inc. – First Quarter 2018 Earnings Conference Call, May 14, 2018

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com

Now I will turn the call over to Barbara for a review of the financials and more detail on our outlook. Barbara?

Barbara Benson:

Thanks, John, and good morning, everyone. To frame the quarter, as John mentioned, our business is highly seasonal and the first quarter is our smallest. Q1 was 12% of full-year Bookings last year and has been a similarly low percentage historically. Our Bookings will ramp up through the year to peak in the third quarter, the period in which we generate the vast majority of our Bookings and Cash Income for a given year. Because of this first quarter results should not be considered necessarily indicative of full year results or trending. With that said let's walk through the Q1 numbers, starting with Bookings.

Company-wide Bookings for the first quarter of 2018 grew 4% to $19.9 million, with Learning A-Z Bookings of $9.6 million which was down slightly from prior year first quarter by $0.3 million. We expect this is purely a result of timing as we continue to forecast strong full year growth. ExploreLearning grew 10% to $3.2 million continuing its strong momentum and Voyager Sopris Learning grew 12% to $7.1 million, on favorable timing of larger orders including summer school.

GAAP net revenues for first quarter 2018 grew $0.6 million or 2% to $36.6 million. A large portion of GAAP revenues for the first quarter represent the revenue recognition tail of prior year Bookings. Adjusted EBITDA for the first quarter of 2018 was $8.9 million. Cost and expenses excluding depreciation and amortization were up around 3% quarter-over-quarter with planned investment in development, marketing and sales at Learning A-Z and ExploreLearning to support full year 2018 growth, partially offset by the benefit of cost right sizing activities at Voyager Sopris Learning late last year. The higher pace of investments slightly exceeded the GAAP revenue growth and Adjusted EBITDA was down $0.1 million for the first quarter compared to last year.

Capital expenditures were $4 million in first quarter 2018, lower than first quarter 2017 by approximately $0.5 million. With the decline driven by planned savings at the Voyager Sopris Learning segment and a slow ramp up of capital expenditures at the other segments. We continue to expect full year 2018 cap ex to be roughly consistent with 2017.

Cash Income was a $10.6 million loss for the first quarter of 2018. Slightly better than the $10.8 million Cash Income loss for the first quarter of 2017 with overall Bookings growth mostly offset by planned investments in our growing product lines. It is normal for us to operate with a Cash Income loss in the first quarter due to seasonality.

Net income was up slightly, $2.6 million in Q1 2018 compared to $2.5 million in Q1 2017. Interest expense was $0.8 million in Q1 2018 compared to $1.2 million in Q1 2017, lower as a result of the ongoing reductions in debt from scheduled and voluntary principal payments made in 2017. As we discussed on last quarter’s call, we released most of the valuation allowance that was recorded on our deferred tax assets, including our NOL's, at the end of 2017. Because of this we expect to have a more normal tax expense effective rate in 2018. We did in fact have a higher tax expense effective rate in first quarter 2018 but it was tempered by tax benefits related to stock option exercises by employees in the first quarter. As a result Q1 2018 had a 15% tax expense effective rate. On last quarter's call I had estimated we would have a full year tax expense effective rate between 24% and 27% and this is still the case although I think we'll be at the lower end of the range given first quarter.

Moving to the balance sheet, cash and cash equivalents at March 31 were $4.5 million. During the first quarter of 2018 we paid $1.4 million of scheduled amortization payments and ended the quarter with $47.1 million outstanding on our term loan. In line with our historical seasonal pattern, we expect to use cash in the first half of the year and generate cash in the third and fourth quarters and our revolving credit facility

Cambium Learning Group, Inc. – First Quarter 2018 Earnings Conference Call, May 14, 2018

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com

helps us manage this seasonal cash pattern. We borrowed $7 million on the revolver in the first quarter of 2018 and we have borrowed an additional $2 million to date in the second quarter.

Cash used in operations was $6.2 million in Q1 2018 compared to $5 million in Q1 2017 with the quarter over quarter comparison impacted by the return of cash in prior year Q1 of $0.7 million from a certificate of deposit that was collateralizing a letter of credit and other working capital timing differences.

In summary, the results for first quarter 2018 were solid and tee us up nicely to deliver on our full year 2018 outlook which has not changed from the outlook we provided on the year end call, and includes: company-wide Bookings growth at a higher percentage than what we saw in 2017, driven by continued strong growth at the Learning A-Z and ExploreLearning segments and Voyager Sopris Learning's Language! Live solution; capital expenditures that are roughly the same as 2017; expansion of our Cash Income margin driven by continued strong growth in our higher margin segments; and cash paid for interest in the neighborhood of $3 million. We also stated on our year end call that absent another use of cash during the year we expect to be substantially debt free by the end of 2018. Our operational outlook hasn't changed and we continue to expect to generate enough cash during the year that would enable us to be substantially debt free. Clearly the acquisition of VKidz and our review of strategic alternatives represent other uses of cash and we will assess and quantify as the year progresses.

With that I will turn the call back to John.

John Campbell:

Thank, Barbara. Let's move on to discuss the VKidz transaction. Today, we announced a definitive agreement to acquire VKidz, a Florida-based edtech company that serves both school systems and home schooling families with innovative research based educational products all delivered digitally. VKidz offers Cambium Learning an exceptional strategic fit.

First, it puts us squarely in the homeschooling market which is estimated to be an over $1.3 billion market that is growing every year. Founder John Edelson has built a premium marketing capability and a targeted delivery platform for homeschoolers, creating a strong competitive position in this market. In addition to gaining the excellent Time4Learning, home school curriculum, the acquisition also offers us another strong cross selling opportunity for several of Cambium’s solutions.

Second, VKidz brings three great institutional focused SaaS solutions that we believe will benefit immediately from Cambium's mature marketing and sales infrastructure both domestically and internationally. VocabularySpellingCity is a game based suite of study tools that develops strong vocabulary skills for students in grades 3-5 and that offers best practices for effective vocabulary instruction that save teachers time through automation. Last year, VKidz acquired WritingCity, a complete elementary writing program with detailed lesson plans based on the writer’s workshop approach. Science4Us, is our high efficacy complete standards based core science curriculum that delivers digital and real world science experiences using the five E's: engage, explore, explain, elaborate and evaluate to K-2 students and allows busy teachers to deliver an exemplary science educational experience.

The transaction is also a strong fit both financially and with our digital strategy. It is a 100% SaaS company, supporting our strategy of being the leading provider of state of the art digital subscription solutions. VKidz has historically had strong double digit top line growth and strong margins and we expect it to be immediately accretive. Total consideration includes the issuance of 6.7 million shares of Cambium Learning Group common stock to the sellers, plus payment of outstanding VKidz debt at the time we close the transaction. We expect the transaction to be consummated after completion of our Board of Directors’ review of strategic alternatives.

Cambium Learning Group, Inc. – First Quarter 2018 Earnings Conference Call, May 14, 2018

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com

Cambium Learning's mission is to leverage technology, to create solutions that are personalized, adaptive, scalable and designed to achieve results in the classroom that can change the trajectory of student's lives. We are executing well heading in to the back to school season this year and are reaffirming our 2018 outlook today. We expect top line growth, careful expense management, and continued investments in development, marketing and sales to drive incremental expansion in our Cash Income, Adjusted EBITDA and cash flow. We have built Cambium Learning into a leader in the K-12 digital solutions space and are making investments today both in terms of SaaS solution development, marketing and sales, and in terms of the accretive VKidz acquisition, that are designed to drive growth and create a more profitable and cash flow generative business model long term. At Cambium Learning we believe that every learner has untapped potential, teachers are the foundation of education and that data, instruction and practice are the keys to success in the classroom and beyond.

This concludes our remarks. Thanks again to everyone for listening to our call today. We look forward to reporting our second quarter results on our next call. Have a great day.

Operator:

Ladies and gentlemen, thank you for participating in today's conference. This does conclude your program and you may all disconnect. Everyone have a great day.